Portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked by an * and [ ], have been separately filed with the Commission.

                                                                   EXHIBIT 10.37

                      SPECIALIST GROUP PHYSICIAN AGREEMENT

                  This SPECIALIST GROUP PHYSICIAN AGREEMENT ("Agreement") is made and entered into the first day of August, 1997 by and between AHI MEDICAL GROUP, ATLANTA, P.C., a Georgia professional corporation ("IPA") located at 1000 Parkwood Circle, Suite 375, Atlanta, Georgia 30339 and ENT Center of Atlanta, Inc. ("Medical Group"), having its principal place of business at The Medical Quarters, 5555 Peachtree Dunwoody Road, Suite 235, Atlanta, Georgia 30342.

                                    RECITALS

                  WHEREAS, IPA intends to enter into agreements with Health Insurance Plans, Self Insured Employer Health Plans, Health Care Service Plans, Non-Profit Hospital Service Plans, Health Maintenance Organizations and any other entity which under contract or law has an obligation to provide or arrange for the provision of medical services to its enrollees ("Plan(s)"), for the provision of medical services to persons enrolled as Enrollees of Plans; and

                  WHEREAS, IPA and Medical Group desire to enter into a contract whereby Medical Group agrees to provide Specialty Care Services in Otolaryngology on behalf of IPA to Enrollees of Plans which contract with IPA;

                  NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

1.1 "Capitated Services" means Covered Services for which compensation is provided on a per member, per month ("PMPM") basis (referred to as "Capitation") as described in Exhibit B of this Agreement. Unless specifically excluded from this Agreement, all Plans contracted with IPA are considered to be eligible for Capitated Services under this Agreement. IPA shall determine which services are Capitated Services.

1.2 "Commercial Plan" means a plan of group health care expense coverage that is provided to one or more employers (or to other groups or individuals) through a Plan. Commercial Plans covered under this Agreement shall be determined solely by IPA.

1.3 "Copayment or Deductible" means any additional fee charged to an Enrollee for professional services provided for in the Plans' contract with its Enrollees and disclosed in the Evidence of Coverage.

1.4 "Covered Services" means those health care services and supplies which an Enrollee is entitled to receive under a Plan's benefit program and which are described and defined in the Plan's Evidence of Coverage and disclosure forms, Subscriber and group contracts.

1.5 "Credentialing Criteria" means the criteria established by the IPA for the credentialing and recredentialing of Participating Providers, which may be amended from time to time by IPA in its sole discretion. (The Credentialing Criteria pertaining to Professional are set forth in Exhibit "B" hereto).

1.6 "Emergency" means the sudden, unexpected onset of a medical condition manifesting itself by acute symptoms of sufficient severity such that the absence of immediate medical attention could reasonably be expected to cause serious impairment of bodily functions, serious injury to bodily organs or parts, or death to the Enrollee.

1.7 "Enrollee" means a person who is enrolled in a Plan, including enrolled dependents, and entitled to receive Covered Services. In the event IPA has a contract with a Medicare or Medicaid Plan to service Medicare



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or Medicaid beneficiaries, the definition of "Enrollee" shall include enrolled individuals from Medicare or Medicaid populations. Enrollees covered under this Agreement shall be determined solely by IPA.

1.8 "Evidence of Coverage" means the document issued by a Plan to an Enrollee that describes the Enrollee's Covered Services in the Plan.

1.9 "Incident" means any occurrence that is not routine in a health care facility. These occurrences may include, but are not limited to, the following:

         (a)      Any unusual occurrence;
         (b) A happening which could have or did result in an injury to an Enrollee; or
         (c) A condition, situation, procedure, etc. which could or did result in an injury to an Enrollee including any happening of an untoward (unusual) nature to an Enrollee.

Incidents are not limited to quality of care issues.

1.10 "Medicaid Plan" means a plan of group health expense coverage that is provided to Medicaid members through the State of Georgia or any other health care service arrangements agreed to by IPA to provide Covered Services to Medicaid Enrollees. Medicaid Plans covered under this Agreement shall be determined solely by IPA. "Medicaid" means the program of the State of Georgia to provide health and welfare benefits.

1.11 "Medical Director" means a Participating Physician who is authorized by IPA to be responsible for administering IPA medical affairs and for serving as IPA's medical liaison to Plans.

1.12 "Medically Necessary" means medical, surgical or other diagnosis and/or treatment which an Enrollee requires as determined by a Participating Physician in accordance with generally accepted medical and surgical practices and standards prevailing at the time of treatment and which is also in conformity with the professional and technical standards adopted by the IPA. Notwithstanding the foregoing, a Plan may provide a different definition of "Medically Necessary."

1.13 "Medicare Plan" means a plan of group health care expense coverage provided to Medicare members whereby the Medicare Plan receives a Capitation payment from the Health Care Financing Administration ("HCFA") under a risk arrangement pursuant to Section 1876(g) of the Social Security Act and with which IPA is contracted to provide Covered Services to Medicare Plan Enrollees. Medicare Plans covered under this Agreement shall be determined solely by IPA. "Medicare" means the program administered by HCFA whereby eligibility is achieved by reason of attainment of age 65 or by the presence of a Medicare-eligible disabling condition.

1.14 "Non-Covered Services" means those health care services which are not benefits under the Evidence of Coverage and are the financial responsibility of the Enrollee.

1.15 "Participating Hospital" means a duly licensed hospital which has entered into an agreement with a Plan and/or IPA to provide Covered Services to Enrollees.

1.16 "Participating Physician" means a physician duly licensed to practice medicine or osteopathy who has entered into an agreement with IPA to provide Covered Services to Enrollees and is listed in Exhibit "D" attached hereto and hereby incorporated by reference.

1.17 "Participating Provider" means a Participating Physician, Participating Hospital, or other licensed health facility or licensed health professional which has entered into an agreement with a Plan and/or IPA to provide Covered Services to Enrollees and is listed in Exhibit "D" attached hereto and hereby incorporated by reference.



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1.18     "Plan" means an industry, corporation, company, partnership, union, enterprise, health care service plan, prepaid health plan, preferred provider organization, accountable health partnership, health maintenance organization, insurer, or other defined or otherwise legally constituted group or organization which enters into agreements with IPA to allow such Plan's Enrollees the opportunity of selecting health services arranged for by IPA. Any reference to Plan(s) in this Agreement is limited to the particular Plan whose Enrollee is being treated by Medical Group. Plans covered under this Agreement shall be determined solely by IPA. Unless indicated otherwise by context or specification, "Plan(s)" shall refer collectively to Commercial Plans, Medicaid Plans, and Medicare Plans.

1.19 "Primary Hospital" means that hospital or hospitals designated on Exhibit "A" or other facility as designated by IPA.

1.20 "RBRVS" means the Resource Based Relative Value Scale published by the Health Care Financing Administration of the United States Department of Health and Human Services.

1.21 "Referral" means the process by which the Participating Physician directs an Enrollee to seek and obtain Covered Services from a health professional, a hospital or any other provider of Covered Services in accordance with the IPA's referral procedures.

1.22 "Service Area" means the geographic area for which IPA has contracted to provide Covered Services to Enrollees.

1.23 "Specialist Care Services" means those Covered Services provided by a Specialist Physician.

1.24 "Specialist Physician" means a Participating Physician who is professionally qualified to practice medicine in his/her designated Specialty and whose agreement with IPA includes responsibility for providing Covered Services in his/her designated specialty.

1.25 "Subscriber" means a person who is responsible for payment to a Plan whose employment or other status, except for family dependency, is the basis for eligibility for enrollment in a Plan.

1.26 "Surcharge" means any additional fee not provided for in the Enrollee Plan contract and Evidence of Coverage.

1.27 "Urgent Services" means Covered Services which are needed to treat an unforeseen illness or injury while temporarily outside of Plan's service area but within the United States or its territories, which are needed in order to prevent a serious deterioration of the Enrollee's health which such Enrollee would sustain if the Enrollee were to wait to obtain such services from a Participating Provider upon return to Plan's service area.

                                   ARTICLE II
                  SERVICES TO BE PERFORMED BY THE MEDICAL GROUP

2.1 Services to be Performed by the Medical Group: Medical Group shall provide, or cause to be provided, prior authorized Covered Services to Enrollees within the scope of its Specialist Physicians' licensing, training, experience and qualifications and consistent with accepted standards of medical practice, IPA policies and procedures and the applicable Plan Agreement and health benefit program. Medical Group shall accept all authorized referrals of Enrollees to its Specialist Physicians by the IPA or the Plan; provided, however, Medical Group or its Specialist Physicians may refuse to accept additional referrals of Enrollees upon giving at least ninety (90) days prior written notice to the IPA. Medical Group shall be reimbursed pursuant to the terms of Article IV of this Agreement. Medical Group shall accept such payments as payment in full for providing Covered Services to Enrollees hereunder. Medical Group shall and shall cause its Specialist Physicians to devote the time, attention and energy necessary for the competent and effective performance of Medical Group or its Specialist Physicians' duties




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

hereunder and shall to be available to provide Specialist Care Services or to provide coverage for said services twenty-four (24) hours per day, seven (7) days per week, three hundred sixty-five (365) days per year.

2.2 Covered Services: Physician shall provide necessary Covered Services to Medicare Contract Participants on a twenty-four (24) hour per day, seven (7) day per week basis or arrange with a physician to cover Physician's Medicare Patient Panel in Physician's absence. Physician will ensure that such covering physician
(a) satisfied IPA's credentialing criteria; (b) will not seek compensation from IPA for services for which Physician received reimbursement from IPA; (c) will not bill Medicare Contract Participants for Covered Services under any circumstances except for Copayments, Deductibles, or Coinsurance; and (d) will obtain authorization from IPA prior to all hospitalizations or referrals of Medicare Contract Participants except for Emergency Services or Urgently Needed Care.

2.3 Covering Physician: If Medical Group or its Specialist Physicians are, for any reason, from time to time unable to provide Specialist Care Services when and as needed, Medical Group or its Specialist Physicians may secure the services of a qualified professional who shall render such Specialist Care Services otherwise required of Medical Group's Specialist Physicians ("Covering Professional"); provided that the Covering Physician is a professional approved by IPA to provide Specialist Care Services to Enrollees and the Covering Physician agrees in writing to be bound by all applicable requirements imposed upon Medical Group and its Specialist Physicians under the terms of this Agreement. Medical Group or its Specialist Physicians shall be solely responsible for securing the services of such Covering Physician. Medical Group and its Specialist Physicians shall ensure that the Covering Physician looks solely to IPA for payment for services rendered and will not directly bill Enrollees for Covered Services, except for applicable Copayments or Deductibles, under any circumstances.

2.4 Personnel, Equipment and Supplies: Medical Group shall, at Medical Group's sole cost and expense, furnish all personnel, equipment and supplies as Medical Group deems necessary to perform Covered Services. IPA shall not control, direct, or supervise Medical Group's personnel nor shall IPA be responsible for such personnel. Any property furnished to Medical Group by IPA (other than payments by IPA to Medical Group) shall remain the property of IPA, and Medical Group shall not acquire any rights therein by reason of his or her performance under this Agreement.

2.5 Referral Procedure: If a Medical Group Specialist Physician determines that an Enrollee requires Covered Services not customarily provided by such Specialist Physician, the Specialist Physician shall, consistent with the best medical interests of the Enrollee and solely pursuant to IPA's referral procedures and approval processes and in compliance with the terms of the Enrollee's Plan agreement with IPA, direct the Enrollee to the Enrollee's Primary Care Physician to refer the Enrollee to another health care provider. Failure of Medical Group's Specialist Physicians to follow said referral procedures may result in IPA deducting the full amount of all monies due and owing to the treating health care provider from the amounts owed to Medical Group in accordance with Paragraph 4.1 hereof.

2.6 Hospital Admission Authorization: Medical Group's Specialist Physicians shall admit, or refer for admission, Enrollees only to the Primary Hospital unless an appropriate bed or service is unavailable or the Enrollee suffers from an Emergency condition. Medical Group's Specialist Physicians may not admit an Enrollee to a hospital on a non-Emergency basis without first receiving the prior written consent or approval of IPA or its designated agent for said admission. Medical Group or its Specialist Physicians shall inform IPA of all Emergency admissions at the time of admission.

2.6.1 Hospital Transfer: Medical Group shall assist Plan and IPA in facilitating the transfer of Enrollees from a non-Participating Hospital to a Participating Hospital if determined medically acceptable by Medical Group and the attending Physician subject to review by Medical Director.




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

                                   ARTICLE III
                                 REPRESENTATIONS

3.1 Representations by IPA: IPA hereby warrants and represents that it is an entity organized and in good standing under the laws of the state of its incorporation.

3.2 Representations by Medical Group: Medical Group hereby warrants and represents that Medical Group is a group of Specialist Physicians, with the lawful power to practice medicine, duly licensed to practice medicine in the state first above written, and is in good standing with all licensing and regulatory agencies in such state. Medical Group warrants and represents that Medical Group's Specialist Physicians are qualified by training, experience, credentialing and licensing to practice the specialty of Otolaryngology. Medical Group warrants and represents that Medical Group's Specialist Physicians are currently and for the duration of this Agreement shall remain members in good standing of the medical staff of the Primary Hospital, with unrestricted admitting privileges and appropriate clinical privileges to provide Covered Services in Medical Group's Specialty as set forth in Exhibit "A".

                                   ARTICLE IV
                                  COMPENSATION

4.1 Compensation: In exchange for Medical Group assuming full responsibility for Specialty Care Services as defined in Exhibit A of this Agreement, IPA will pay Capitation to Medical Group as defined in Exhibit A of this Agreement for each enrollee who has been assigned to the Medical Group on or about the twenty-fifth day of the month for which the Capitation amount is determined. Medical Group shall accept such compensation as payment in full for all services rendered to Enrollees except for Copayments, Deductibles, or as otherwise provided by this Agreement for Plans determined by IPA to be HMO Plans.

4.2 Encounter Data: Medical Group will submit encounter data for each calendar month to IPA by the tenth day of the next consecutive calendar month. The following encounter data must be submitted to IPA, in a medium acceptable to IPA, in order for Medical Group to receive Capitation for that month:

                  (a)      Enrollee social security number
                  (b)      Enrollee name
                  (c)      Patient name, if different
                  (d)      Date of service
                  (e)      Professional's name
                  (f)      CPT-4 with modifiers
                  (g)      Diagnostic coding (ICD-9)
                  (h)      Gross charge
                  (i)      Copayment amount
                  (j)      Plan name

Failure of Medical Group to supply accurate and timely encounter data to IPA shall be deemed a breach of this Agreement.

4.3 Patient Billing: Medical Group and its Specialist Physicians shall look only to IPA for compensation for Covered Services and shall at no time seek compensation from Enrollees for Covered Services (including in the event of any insolvency, dissolution or bankruptcy on the part of IPA) subject to Section 4.6 hereof. No Surcharge to any Enrollee shall be permitted. Unauthorized Enrollee billing may, at IPA's sole discretion, be deducted from future payments to Medical Group and refunded to the Enrollee. Unauthorized Enrollee billing is a material breach of this Agreement and, at IPA's sole discretion, IPA may seek any or all remedies for breach contained herein.

4.4 Billing Procedures: For all authorized Covered Services rendered by Medical Group to an Enrollee during the Term (as defined in Paragraph 8.1) and which are explicitly excluded from Capitated Services as defined in Exhibit A of this Agreement respectively (hereinafter "Non-Capitated Services"), Medical Group shall bill IPA for all such Non-Capitated Services. Medical Group shall submit to IPA a Clean Claim (defined as a claim submitted on a redline HCFA 1500 or UB92 form with all required information which is uncontested by IPA) for all



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such Non-Capitated Services rendered by Medical Group to an Enrollee hereunder within thirty (30) days of the date of service. Failure of Medical Group to submit such Clean Claim within sixty (60) days of the date of service may, at IPA's sole option, result in IPA non-payment of Medical Group for Non-Capitated Services, and Medical Group is expressly prohibited from billing or initiating collections actions against Enrollees, Plans, or IPA in the event payment is denied by IPA for this or any other reason. IPA shall reimburse Medical Group for Non-Capitated Services, in accordance with the requirements described above, within forty five (45) working days of the date of receipt of a Clean Claim.

4.4.1 Medical Group hereby agrees that in no event, including but not limited to non-payment by IPA or Plan, or IPA's or Plan's insolvency or breach of this Agreement, shall Medical Group bill, charge, collect a deposit from, seek compensation, remuneration, or reimbursement from, or have any recourse against Enrollees or persons other than IPA for Covered Services. This provision shall not prohibit collection of any applicable Copayments, Deductibles, or Coinsurance.

4.4.2 Medical Group further agrees that this provision shall survive the termination of this Agreement regardless of the cause giving rise to such termination and shall be construed to be for the benefit of Enrollees and that this provision supersedes any oral or written agreement to the contrary now existing or hereafter entered into between Medical Group and an Enrollee or persons acting on an Enrollee's behalf.

4.4.3    Any modification, addition, or deletion to the provisions of this
Section 4.4 and subsections shall become effective on a date no earlier than thirty (30) days after (a) the applicable state or federal regulatory agency has received written notice of such proposed changes and (b) the applicable state or federal regulatory agency has approved, in writing, such proposed change.

4.4.4 Medical Group shall not charge an Enrollee for a service which is not Medically Necessary unless in advance of the provision of such service the Enrollee is notified that the service is not covered, and the Enrollee acknowledges in writing that he or she shall be responsible for payment of charges for such service.

4.5 Capitation Adjustments: IPA reserves the right to make adjustments to the Capitation of Medical Group in order to account for the retroactive addition and termination of Enrollees. Capitation adjustments shall include instances where HCFA or the applicable Medicaid agency retroactively adjusts payment to Plan for Enrollees eligible under a Medicare Plan or Medicaid Plan respectively, which adjustment shall in turn affect Plan's payment to IPA and IPA's payment to Medical Group.

4.6      Patient Responsibility for Copayments, Deductibles and Non-Covered
Services: Medical Group shall directly bill and collect from Enrollee all Copayment or Deductible amounts specifically permitted in the Plan's contract. Medical Group shall collect any applicable Copayment amounts indicated on Enrollee's Plan identification card (or as otherwise notified by Plan or IPA) at the time of services. Deductibles and coinsurance amounts, if any, shall be billed to Enrollee following Medical Group's receipt of an explanation of benefits from Plan or IPA. Medical Group shall, subject to any legal or contractual restrictions on either IPA or Participating Medical Groups, directly bill and collect all charges from an Enrollee for any Non-Covered Services provided to an Enrollee.

4.7 Payment Dependent Upon Collection: IPA shall make payment to Medical Group based on the mechanism specified in Exhibit A. Notwithstanding the above or anything else in this Agreement to the contrary, IPA shall only be responsible to make the payments due Medical Group to the extent that IPA has collected the charges for health care services provided by Medical Group for which payment is sought from the Plan.

4.8 No Obligation Upon Termination: IPA shall not be bound by any financial obligation to Medical Group upon termination of this Agreement except for the following: Outstanding Capitation or payments for authorized non-Capitated Services with dates of service prior to the termination date.



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4.9      Reimbursement of Expenditures: IPA or Plan is entitled to recover from
Medical Group any expenditure made, or recover any cost incurred, including but not limited to any reasonable administrative cost, in providing or arranging for any Covered Services for which Medical Group is Capitated hereunder but did not so provide. An amount sufficient to compensate for such expenditures and/or costs may be deducted from any payments due to Medical Group under this Agreement. This provision shall survive the termination of this Agreement.

4.10 Provider Incentive Arrangements: Medical Group shall submit to Plan and IPA and secure Plan's and IPA's approval of any provider incentive arrangements relating to Medicare Plans and the Covered Services rendered hereunder. IPA and Plan shall have the right to disclose such arrangements if required to do so by applicable laws and regulations. Medical Group, IPA, or Plan shall maintain at Medical Group's, IPA's, or Plan's sole expense any stop loss coverage required to be maintained by applicable law in connection with any such provider incentive arrangements and shall provide evidence of coverage upon request.

4.10.1 Referral Services: Medical Group shall secure approval from Medicare Plan or Medicaid Plan with regard to the percentage of the total Covered Services under this agreement which may be "Referral Services" as that term is defined under applicable laws and regulations. Medical Group shall not change the percentage of Referral Services hereunder without Plan's prior written approval.

4.11 Other Compensation: In the event that Medical Group renders Covered Services to Plan members for whom Medical Group does not receive Capitation or services covered under an Enrollee's opt out benefits under a Point-of-Service
(POS) product, Medical Group agrees to accept such Plan's prevailing reimbursement rates less any applicable Deductibles and Copayments and to bill such Plan for all such services.

                                    ARTICLE V
                            COORDINATION OF BENEFITS

5.1 Definition: Coordination of Benefits ("COB") means the determination whether Covered Services provided to Enrollee will be paid for, either in whole or in part, by more than one payor or under more than one Plan. COB is intended to preclude the Medical Group from receiving an aggregate of more than one hundred percent (100%) of covered charges from all coverage.

5.2 COB Obligations of Medical Group: IPA shall retain all monies collected as a result of COB and third party claims regarding any Enrollee. Medical Group and its Specialist Physicians agree to cooperate with IPA in the COB and the recovery of claims from Plans. Medical Group hereby authorizes IPA to bill Plans on Medical Group's behalf relative to Covered Services that Medical Group's Specialist Physicians provide to Enrollees pursuant to this Agreement, and hereby assigns to IPA all payments that may be owed by or received from such payors for COB.

                                   ARTICLE VI
                          OBLIGATIONS OF MEDICAL GROUP

6.1      Nonexclusivity: IPA and Medical Group agree that:

         (a) Medical Group and its Specialist Physicians may continue to provide professional medical services to Medical Group's own patients, or to patients of other professionals or medical groups. Medical Group shall accept Enrollees from Plans contracting with IPA.

         (b) In rendering medical services to Medical Group and its Specialist Physicians' own patients or to the patients of such other professionals or medical groups, Medical Group and its Specialist Physicians shall neither represent nor imply in any way that such medical services are being rendered by or on behalf of IPA.



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         (c)      Any professional medical services rendered by Medical Group or its Specialist Physicians to persons who are not Enrollees shall not be billed by or through IPA, unless Medical Group and IPA otherwise agree in writing.

6.2      Insurance: IPA and Medical Group agree that:

         (a) Workers Compensation Insurance: To the extent required by applicable laws or as reasonably required by IPA, Medical Group and its Specialist Physicians shall agree to provide, at Medical Group's sole cost and expense, workers compensation insurance for Medical Group and its Specialist Physicians' agents, servants, and employees throughout the entire term of this Agreement. Medical Group shall use best efforts to add IPA as an additional named insured to such policy or policies.

         (b) Malpractice Insurance: Medical Group shall and shall cause each of its Specialist Physicians to provide, unless otherwise agreed to by Medical Group and IPA, at Medical Group and its Specialist Physicians' sole cost and expense, throughout the Term of this Agreement, a policy of professional malpractice liability insurance, with a licensed insurance company admitted to do business in the state where Medical Group's Specialist Physicians are practicing medicine, in a minimum amount of One Million Dollars ($1,000,000) per claim and Three Million Dollars ($3,000,000) in the annual aggregate, or in such other amounts as IPA may reasonably require from time to time, to cover any loss, liability or damage alleged to have been committed by Medical Group or its Specialist Physicians or Medical Group's agents, servants or employees. Medical Group shall and shall cause its Specialist Physicians to purchase a "tail" policy for a period of not less than five (5) years following the effective termination date of the foregoing policy in the event said policy is a "claims made" policy. Said "tail" policy shall have the same policy limits as the Medical Group and its Specialist Physicians' prior professional malpractice liability policy.

         (c) Comprehensive and Property Insurance: Medical Group shall and shall cause each of its Specialist Physicians to provide, at Medical Group's sole cost and expense, throughout the Term of this Agreement, a policy or policies of insurance covering Medical Group and its Specialist Physicians' principal place of business insuring Medical Group and its Specialist Physicians against any claim of loss, liability or damage committed or arising out of the alleged condition of said premises, or the furniture, fixtures, appliances or equipment located therein, together with standard liability protection against any loss, liability or damage as a result of Medical Group's, Medical Group's agent's, servant's or employee's operation of a motor vehicle for business purposes, which policy limits shall be in a minimum amount of One Hundred Thousand Dollars ($100,000) per claim and Three Hundred Thousand Dollars ($300,000) in the annual aggregate, or in such other amounts as IPA may reasonably require from time to time. Medical Group shall use best efforts to add IPA as an additional named insured to such policy or policies.

         (d) Proof of Insurance: Medical Group shall and shall cause each of its Specialist Physicians to provide IPA with a minimum of thirty (30) days prior written notice in the event any of the policies set forth in this Article VI are canceled, changed or amended. Medical Group shall and shall cause each of its Specialist Physicians from time to time, on the reasonable request of IPA, to furnish to IPA, as the case may be, written evidence that the policies of insurance required hereunder are in full force and effect, and valid and existing in accordance with the provisions of said paragraphs.

6.3 Performance: Medical Group shall cause each of its Specialist Physicians to devote the time, attention and energy necessary for the competent performance of Medical Group or its Specialist Physicians' duties hereunder. Medical Group shall and shall cause each of its Specialist Physicians to endeavor to furnish such Covered Services in accordance with all applicable federal, state and local laws, statutes, ordinances and regulations and in accordance with the applicable generally accepted medical standards prevailing in the community at the time Covered Service is rendered.

6.4 Licensure / Credentialing Criteria: If at any time during the Term of this Agreement, there shall be any voluntary or involuntary restriction, suspension, revocation, withdrawal or nonrenewal of a Medical Group's



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Specialist Physician(s)'s license to practice medicine, that Specialist
Physician(s) shall terminate immediately, without regard to whether or not such suspension, condition or revocation has been finally adjudicated for such Specialist Physician(s). During the entire Term of this Agreement, Medical Group shall and shall cause each of its Specialist Physicians to be and remain in compliance with the Credentialing Criteria. IPA may review Medical Group and its Specialist Physicians' continuing compliance with the Credentialing Criteria on a periodic basis. After a thirty (30) day cure period, this Agreement may be terminated immediately at any time IPA determines that Medical Group or its Specialist Physicians do not continue to qualify under the Credentialing Criteria. Medical Group and its Specialist Physicians hereby authorize any governmental agency or professional licensing, accrediting or certifying agency, or any other person or entity to release to IPA any information pertaining to the Credentialing Criteria.

6.5 Hospital Privileges: During the entire Term of this Agreement, Medical Group's Specialist Physicians shall be and remain members in good standing of the medical staff of the Primary Hospital with the privileges specified in Exhibit "A" (unless Medical Group is specifically excused from this requirement by IPA). Loss for any reason of such medical staff membership by a Medical Group's Specialist Physician(s) or loss, impairment, suspension or reduction of privileges for any reason at the Primary Hospital shall, at the option of the IPA, immediately terminate this Agreement for such Specialist Physician(s), whereupon it shall become of no further force or effect, as otherwise provided herein, without regard to whether or not such loss membership or loss, impairment, suspension or reduction of privileges has been finally adjudicated. Medical Group agrees and shall cause each of its Specialist Physicians to agree that any Primary Hospital may provide to IPA a complete listing of physicians holding medical staff and clinical privileges at such Primary Hospital. Medical Group further agrees and shall cause each of its Specialist Physicians to agree that any Primary Hospital and any other health care facility at which Medical Group's Specialist Physicians at any time hold medical staff membership or clinical privileges may notify IPA of any disciplinary action taken by such Primary Hospital or other health care facility with respect to the medical staff membership or clinical privileges of Medical Group's Specialist Physicians, and this Agreement shall constitute Medical Group and its Specialist Physicians' written authorization for the disclosure of such information by any Primary Hospital or other health care facility to IPA.

6.6 Continuing Education: During the Term of this Agreement, Medical Group shall cause each of its Specialist Physicians to maintain his or her professional competence and skills commensurate with the applicable medical standards, and, if required by law, shall attend and participate in required, approved continuing education courses.

6.7 Compliance with Rules, Regulations, Policies and Procedures: Medical Group agrees to be bound by all of the rules, regulations, policies and procedures of IPA and Plan which include, but are not limited to, all applicable state, federal and Plan rules, regulations, reviews, audits, and processes. Medical Group agrees to cooperate with any administrative procedures which may be adopted by IPA regarding the delivery of Covered Services pursuant to this Agreement.

6.8 Provider Roster: Medical Group agrees that IPA and each Plan that contracts with IPA may use Medical Group and its Specialist Physicians' name, address, phone number, type of practice and willingness to accept new patients in the IPA or Plan roster of Medical Group participants. The roster may be inspected by and is intended to be used by prospective patients, prospective IPA physicians, Plans and others.

6.9 Nondiscrimination: Medical Group agrees and shall cause each of its Specialist Physicians to agree: (1) not to differentiate or discriminate in its provision of Covered Services to Enrollees because of race, color, national origin, ancestry, religion, sex, marital status, sexual orientation, physical or mental disability or age; and (2) to render Covered Services to Enrollees in the same manner, in accordance with the same standards, and within the same time availability as offered to non-Plan patients consistent with existing medical ethical/legal requirements for providing continuity of care to any patient.

6.10 Cooperation with Plan Medical Directors: Medical Group understands that contracting Plans will place certain obligations upon IPA regarding the quality of care received by Enrollees and that such Plans in certain instances will have the right to oversee and review the quality of care administered to Enrollees. Medical Group agrees and shall cause each of its Specialist Physicians to agree to cooperate with Plan medical directors in the medical directors' review of the quality of care administered to Enrollees. Medical Group further agrees and shall cause each of its Specialist Physicians to agree to participate in any Enrollee grievance procedures, upon the request of IPA or a contracting Plan.

6.11     Provision of Information to IPA:

         (a) Medical Group and its Specialist Physicians, during the Term of this Agreement, shall promptly notify IPA if any of the information submitted to IPA for purposes of qualifying Medical Group or its Specialist Physicians as a provider to IPA or credentialing Medical Group or its Specialist Physicians under the Credentialing Criteria requires updating or no longer is accurate or complete and such notification shall include any updated or corrected information. Medical Group shall and shall cause each of its Specialist Physicians to notify IPA immediately in the event Medical Group or one of its Specialist Physicians is subject to any investigation, disciplinary proceeding or sanction by any governmental authority, regulatory board or agency, hospital or other healthcare institution and shall provide the facts and circumstances giving rise to such investigation, proceeding or sanction.

         (b) Medical Group consents and shall cause each of its Specialist Physicians to consent to the inspection by IPA, its employees, agents or representatives, of all documents that may be pertinent to an evaluation of Medical Group or its Specialist Physicians under the Credentialing Criteria, and Medical Group consents and shall cause each of its Specialist Physicians to consent to the release of such information to IPA. Medical Group and each of its Specialist Physicians hereby authorizes any governmental agency, Primary Hospital, other Participating Provider, and any other hospital or health care facility, employer, managed care program, or any other person or entity, to release to IPA any information pertaining to the Credentialing Criteria, including without limitation any disciplinary action initiated by a health care facility with respect to the medical staff membership or clinical privileges of Medical Group's Specialist Physicians. Medical Group and its Specialist Physicians acknowledge and agree that this Agreement, upon execution by Medical Group, constitutes written authorization for the release of all such information as provided in this Agreement.

         (c) Medical Group shall and shall cause each of its Specialist Physicians to hereby release from liability IPA, its officers, directors, employees and agents, for their acts performed and statements made, in good faith and without malice, in connection with evaluating the Medical Group or its Specialist Physicians under the Credentialing Criteria. Medical Group shall and shall cause each of its Specialist Physicians to hereby release from liability any and all individuals and entities (including, without limitation, Primary Hospital (s) and other Participating Providers) who furnish to IPA, its directors, officers, employees or its authorized agents, in good faith and without malice, information concerning the Credentialing Criteria, and further releases from liability IPA, its directors, officers, employees and authorized agents, for the use of such information, in good faith, in connection with the evaluation of Medical Group or its Specialist Physicians' compliance with the Credentialing Criteria and terms of this Agreement.

         (d) Medical Group acknowledges IPA's and Plan's obligation and right to report to and access the National Practitioner Data Bank ("Data Bank") as it relates to Medical Group. Medical Group agrees to assist IPA and Plan in accessing and reporting to the Data Bank, including making inquiries to the Data Bank on behalf of IPA and Plan if requested to do so by IPA.

6.12 Credentials: The procedures and criteria for such review of Medical Group and its Specialist Physicians' credentials and continuing eligibility under this Agreement shall be established by the Board of Directors of IPA and communicated to Medical Group. The decision of the Board of Directors of IPA (or any committee designated by the Board of Directors) with respect to Medical Group or its Specialist Physicians' compliance with the Credentialing Criteria and continuing eligibility under this Agreement shall be final. After a thirty
(30) day cure period, this Agreement may be terminated immediately at any time IPA determines that Medical Group or its Specialist Physicians fail to meet the criteria for continuing eligibility.

6.13 Communication with Enrollees: Medical Group shall not issue any communications which would interfere with or otherwise damage any of IPA's or Plan's existing or potential contractual relationships. Nothing in this section shall be construed to prohibit:

         a. Communications necessary or appropriate for the delivery of health care services;

         b. Communications to Enrollees regarding treatment alternatives regardless of the provisions or limitations of the Enrollee's coverage;

         c. Communications to Enrollees regarding applicable rights to appeal coverage determinations; or

         d. Communications to Enrollees identifying the type of reimbursement arrangement under which Medical Group is compensated for Covered Services under this Agreement (i.e., fee-for-service, capitation, etc.), excluding any communications with regard to the applicable rates of reimbursement.

This provision shall survive the termination of this Agreement for a period of six (6) months following the termination date.

6.14 Non-Conversion: Medical Group is prohibited from encouraging Medicare or Medicaid Plan Enrollees to convert to any other Medicare or Medicaid Plan or program throughout the term of this Agreement and for a period of twelve (12) months beyond the termination date of this Agreement.

6.15 Identification of Special Status Medicare Plan Enrollees: Medical Group shall use best efforts to identify to IPA and Medicare Plan all Enrollees of Medicare Plans that qualify for additional compensation through HCFA and Medicare. In particular, instances involving end stage renal disease, hospice care, skilled nursing facilities, and institutionalized Medicare Plan Enrollees will be closely monitored.

                                   ARTICLE VII
                                 MEDICAL RECORDS

7.1 Maintenance of Records under State and Federal Statutes: Medical Group agrees to cooperate with IPA so that IPA may meet any requirements imposed on IPA by state and federal law, as amended, and all regulations issued pursuant thereto. Medical Group agrees and shall cause each of its Specialist Physicians to agree to maintain such records and provide such information to IPA, to Plans, to applicable state and federal regulatory agencies for compliance, as may be required. Such obligations shall not be terminated upon termination of this Agreement. Medical Group agrees to permit IPA, Plan's, or IPA's authorized representative at all reasonable times to have access upon request to and to make copies (at IPA's cost and expense) of books, records, and other papers relating to Covered Services rendered by Medical Group and access to the cost thereof, the amounts of any payments received from Enrollees or from others on such Enrollee's behalf, or to assure financial solvency, health care delivery capability, or to investigate complaints and grievances.

Medical Group agrees and shall cause each of its Specialist Physicians to agree to retain such books and records for a term of at least seven (7) years from and after the termination of this Agreement. Medical Group further agrees and shall cause each of its Specialist Physicians to agree to permit access to and inspection by IPA, Plans, all applicable State and Federal agencies, and self-regulatory authorities, and their duly authorized representatives at all reasonable times and upon demand, of all of those facilities, books and records maintained or utilized by Medical Group or its Specialist Physicians in the performance of Covered Services pursuant to this Agreement.

7.2 Record Retention: Medical Group shall and shall cause each of its Specialist Physicians to maintain with respect to each Enrollee receiving Covered Services hereunder a single standard medical record in such form, containing such information, and preserved for such time period(s), and held confidential, as are required by State and Federal Law Such information shall only be released or disseminated pursuant to the valid authorization of the Enrollee whose medical condition is reflected in such records or as shall be otherwise permitted under applicable state and federal law and regulations. To the extent permitted by law, in accordance with procedures required by law, and upon receipt of three (3) business days prior written notice from IPA, Medical Group shall and shall cause each of its Specialist Physicians to permit IPA to inspect and make copies (at IPA's cost and expense) of said records, and shall provide copies of such records to IPA upon request. Records of Covered Services rendered by Medical Group or its Specialist Physicians in a Participating Hospital shall be created and maintained in accordance with state and federal laws and regulations and the requirements of the Joint Commission on Accreditation of Healthcare Organizations.

7.2.1 Medical Group shall maintain in Medical Group's state of operation and in a manner which facilitates regulatory review and provide IPA and HCFA with access to any books, records, and documentation relating to services rendered to Medicare Contract Participants under this Agreement and any other records requested by HCFA or IPA to assure financial solvency and health care delivery capability and to investigate complaints and grievances. Access to such books, records, and documentation shall be provided within the timeframes specified by HCFA or, if access is requested by IPA only, upon reasonable notice by IPA.

7.3      Confidential Information:

         (a)      Non-Disclosure of Confidential Information:

                  (i) Medical Group acknowledges and shall cause each of its Specialist Physicians to acknowledge that due to the nature of this Agreement, Medical Group and its Specialist Physicians shall have access to and acquire Confidential Information as defined in this Addendum related to the business and operations of IPA which is solely the property of IPA and constitutes confidential information of IPA, the disclosure of which to third parties would cause harm to the goodwill of IPA. Disclosure of Confidential Information to Medical Group and its Specialist Physicians shall be made due to the position of trust and confidence that Medical Group and its Specialist Physicians shall occupy and due to the agreement by Medical Group to the restrictions contained herein.

                  (ii) In consideration of the acknowledgments set forth above and in consideration for this Agreement, Medical Group and its Specialist Physicians (and the employees, agents, successors and assigns of Medical Group or its Specialist Physicians) shall hold any and all Confidential Information in the strictest confidence as a fiduciary, and shall not, voluntarily or involuntarily, sell, transfer, publish, disclose, display or otherwise make available to others any portion of the Confidential Information without the express written consent of IPA.

                  (iii) "CONFIDENTIAL INFORMATION" shall mean information related to the business of IPA which is subject to efforts by IPA, reasonable under the circumstances, to protect its confidentially; which derives actual or potential economic value from not being generally known or readily ascertainable by others who can obtain economic value from its disclosure or use; which is not otherwise in the public domain; which is not already known to the recipient at the time of disclosure; and which is not required to be disclosed under law. Confidential Information includes, without limitation, this Agreement and the addenda and other attachments hereto, lists of Payors and Participating Providers, fees schedules, and information related thereto, information relating to earnings, volume of business, methods, systems, practices or plans of IPA and its contracting Plans, and all similar information of any kind or nature whatsoever which is known only to persons having a fiduciary or confidential relationship with IPA and its Plans that own proprietary rights in or to such information.

         (b) Medical Records: The parties hereto shall maintain the confidentiality of any and all medical records which shall be in their possession and control, and such information shall only be released or disseminated pursuant to the valid authorization of the patient whose medical condition is reflected in such medical records or as shall be otherwise permitted under applicable law.

7.4 Trademarks and Copyrights: Each party acknowledges each other party's sole and exclusive ownership of its respective trade name, commercial symbols, trademarks, service marks, copyrights and patents, whether presently existing or later established (COLLECTIVELY "MARKS"). No party shall use the other party's Marks, in advertising or promotional materials or otherwise, without the owner's prior written consent; PROVIDED, HOWEVER, that Plans holding agreements with IPA may publicize Medical Group and its Specialist Physicians' names, office addresses and telephones, the services offered by Medical Group and its Specialist Physicians, and the status of Medical Group and its Specialist Physicians as a Participating Physician.

                                  ARTICLE VIII
                                TERM OF AGREEMENT

8.1 Term: This Agreement will become effective on the date first written above and will be effective for a period of thirty-six (36) months (except as modified in 9.3) thereafter (the "Initial Term"). This Agreement, as it may be amended from time to time, will automatically be renewed for successive periods of twelve (12) months each (each a "Subsequent Term; together with the Initial Term, the "Term") on the same terms and conditions contained herein, unless sooner terminated pursuant to the terms of this Agreement.


                                   ARTICLE IX
                          TERMINATION OF THE AGREEMENT

9.1 Expiration of Agreement: Unless otherwise terminated as provided hereinafter, this Agreement shall continue in force as provided herein.

9.2 Immediate Termination: Notwithstanding any other provision of this Agreement, IPA shall have the right, in its sole and absolute discretion, to terminate this Agreement immediately in the event that (a) Medical Group or Medical Group Specialist Physician breaches any agreement, representation, warranty, or covenant of Medical Group set forth in this Agreement; (b) Medical Group fails to maintain insurance coverage as set forth in Paragraph 6.2 (d);
(c) Medical Group or Medical Group Specialist Physician has any voluntary or involuntary restriction, suspension, revocation, withdrawal, or nonrenewal of Medical Group or Medical Group Specialist Physician's license to practice medicine; (d) Medical Group or Medical Group Specialist Physician has any loss of medical staff membership or loss, impairment, suspension, or reduction of privileges for any reason at a Participating Hospital; or (e) Plan or IPA reasonably determines that continuation of the terms of this Agreement may negatively impact the care rendered to Enrollees. Should events stated in (c) and (d) above affect an individual Specialist Physician only, such termination rights of IPA as contemplated herein will apply to that Specialist Physician only and not to the Medical Group as a whole.

9.3 Renegotiation During Initial Term: Each party to this Agreement will have the opportunity to open this Agreement for rate negotiation fifteen (15) months into the Initial Term. During the subsequent sixty (60) day period new rates (new Exhibit A) will be agreed upon and those rates will be in effect from the nineteenth (19th) month through the end of the Initial Term. Should no agreement regarding Exhibit A be reached by the end of the sixty (60) day period, then this Agreement may be terminated by either party effective after eighteen (18) months of the Initial Term.

9.4 Termination Without Cause Upon Notice: At least thirty (30) days prior to the beginning of each subsequent term, the parties shall have agreed upon the rates as defined in Exhibit A. Should there be no agreement, either party may terminate this Agreement at the end of that thirty (30) day period (i.e. before the start of the subsequent Term).

9.5 Termination of Agreement with Plan: In the event that the agreement to provide services between IPA and a Plan is terminated for any reason, IPA may terminate this Agreement, with respect to that Plan, on thirty (30) days prior written notice to Medical Group.

9.6 Responsibility for Enrollees at Termination: Medical Group shall and shall cause each of its Specialist Physicians to continue to provide Covered Services to an Enrollee who is receiving Covered Services from Medical Group or its Specialists Physicians on the effective termination date of this Agreement so long as Enrollee retains eligibility under a Plan until the earlier of completion of such Covered Services, IPA's provision for the assumption of such treatment by another provider, or the expiration of twelve (12) months (consistent with existing medical ethical/legal requirements for providing continuity of care to a patient); however, Medical Group shall and shall cause each of its Specialists Physicians to cooperate with IPA to arrange for the prompt assumption of such Covered Services by another Participating Provider. Medical Group shall be compensated for Covered Services provided to Enrollees pursuant to this Paragraph 9.6 (prior to and following the effective termination date of this Agreement) at the lesser of IPA's prevailing fee-for-service rates or Medical Group's billed charges.

9.7 Non-solicitation of IPA Patients: Subject to and consistent with then existing medical ethical/legal requirements for providing continuity of care to patients, Medical Group agrees and shall cause each of its Specialist Physicians to agree that if this Agreement is terminated for any reason, that Medical Group and its Specialist Physicians shall not during the Restricted Period (as hereinafter defined) and within the Area (as hereinafter defined) in any manner encourage or induce Enrollees to whom Medical Group or its Specialist Physicians rendered Covered Services pursuant to this Agreement to remain under the professional care of Medical Group or its Specialist Physicians. Further, Medical Group and its Specialist Physicians shall not during the Restricted Period (as hereinafter defined) and within the Area (as hereinafter defined) in any manner encourage, solicit, or induce any Enrollee to whom Medical Group or its Specialist Physicians rendered Covered Services pursuant to this Agreement to obtain Covered Services from any other physician, practice, IPA, medical group or Plan which would deprive IPA of that Enrollee. These prohibitions shall be in force for twelve (12) months after the effective date of termination of this Agreement (the "Restricted Period"). Medical Group agrees and shall cause each of its Specialist Physicians to agree that IPA is entitled to injunctive relief, damages and attorney's fees should Medical Group or its Specialist Physicians breach this section of the Agreement, as determined by an impartial arbitrator or court of competent jurisdiction. Except as prohibited by law, damages shall include, but not be limited to, all monies paid to Medical Group under the terms of this Agreement during the period of this Agreement and all future Agreements containing the same or similar provisions. For purposes of this Section 9.7, "Area" shall mean the geographic service area of IPA consisting of those zip codes shown in Exhibit "C".

9.8 Effect of Termination: Upon expiration of this Agreement or termination of this Agreement for any reason, Medical Group shall and shall cause each of its Specialist Physicians to cease use of any signs, trademarks, letterhead, forms or other materials associating Medical Group and its Specialist Physicians with IPA. Notwithstanding any termination or expiration of this Agreement, Medical Group and its Specialist Physicians' names may remain on the directories, rosters or lists of IPA or of Plans until such directories, rosters or lists are next regularly revised, and such listing shall not constitute a reinstatement, renewal or continuation of this Agreement. Upon termination or expiration of this Agreement, the obligation of either party to perform as to any duty or obligation which accrued prior to such termination or expiration shall continue until performed or waived by the other party. Further, upon expiration or termination of this Agreement for any reason, Medical Group immediately shall and shall cause each of its Specialist Physicians to return to IPA all property of IPA in Medical Group or its Specialist Physicians' possession or under his or her control, including but not limited to manuals, forms, procedures and policies.

9.9 Indemnification: Medical Group shall and shall cause each of its Specialist Physicians to indemnify IPA, its directors, officers, agents and representatives against all damages, claims, losses, settlements, judgments and liabilities (including but not limited to attorney's fees and costs and the costs of all dispute resolution proceedings) arising from or relating to any material breach by Medical Group or its Specialist Physicians of this Agreement.

         IPA shall indemnify Medical Group and its Specialist Physicians against all damages, claims, losses, settlements, judgments and liabilities (including but not limited to attorney's fees and costs and the costs of all dispute resolution proceedings) arising from or relating to any material breach by IPA of this Agreement.

                                    ARTICLE X
                            MISCELLANEOUS PROVISIONS

10.1 Documentation: IPA shall provide Medical Group with a copy of any document or agreement required by a Plan which has been approved by IPA's Board of Directors and which requires Medical Group or its Specialist Physicians' signature. If Medical Group or its Specialist Physicians do not execute and return said document within fifteen (15) calendar days of document receipt, IPA may sign such document (other than documents, agreements or other forms which require the exercise by Medical Group or its Specialist Physicians' independent medical judgment) on Medical Group and its Specialist Physicians' behalf as Medical Group's attorney-in-fact, and Medical Group does hereby appoint IPA as his or her attorney-in-fact during the Term with respect to the execution and delivery of such documents or agreements or other forms. Medical Group shall and shall cause each of its Specialist Physicians to comply with all requests for business or clinical records by IPA within five (5) working days of the request for records.

10.2 Amendment: This Agreement may be amended by IPA to comply with any agreement entered into between IPA and a Plan or to comply with any applicable state or federal law or regulation or other governmental requirement. All other amendments to this Agreement shall be made in writing by the mutual consent of the parties.

10.3 Generic Pharmaceuticals: Medical Group shall use best efforts to prescribe or authorize the substitution of generic pharmaceuticals when appropriate and shall cooperate with Plan formularies and state and federal requirements regarding the substitution of generic pharmaceuticals. This provision shall not be interpreted to interfere with Medical Group's independent medical judgment.

10.4 Interpretation: The validity, enforceability, and interpretation of any of the clauses of this Agreement shall be determined and governed by applicable Georgia law as well as applicable federal laws. In the event of any conflict between this Agreement and a contract entered into between a Plan and (a) the State of Georgia for prepaid Medicaid Enrollees, (b) HCFA for prepaid Medicare Enrollees, and/or (c) any governmental entity with respect to a government health care or benefit program (collectively referred to as "Contracts") for which Medical Group is providing services, the Contracts shall govern. Medical Group agrees to be subject to all requirements that may be imposed on IPA and Medical Group by Plan under the Plan's agreement with IPA or the Contracts.

10.5 Assignment of Enrollees: This Agreement shall not be construed as a guarantee, warrant, or promise that Enrollees will be referred or assigned to Medical Group by IPA or Plan.

10.6 Agreements with Employees and Independent Contractors: Notwithstanding any interpretation of this Agreement to the contrary, Medical Group agrees that all provisions of this Agreement, unless clearly inapplicable (as determined by IPA), shall apply with equal force to Medical Group's employees or independent contractors, and Medical Group agrees to assure such compliance. Medical Group agrees and shall require its employees and independent contractors who are providing Covered Services to Enrollees to agree that in the event of any inconsistency, omission, or misinterpretation in the contract entered into by Medical Group and the employee or independent contractor, the terms of this Agreement shall control, notwithstanding any review and/or approval of those agreements by IPA. At IPA's request Medical Group shall provide IPA with copies of all forms of agreements entered into to render services to Enrollees pursuant to this Agreement.

                                   ARTICLE XI
                  UTILIZATION AND QUALITY MANAGEMENT PROCEDURE

11.1 Utilization Management Procedure: A utilization management program shall be established to review the medical necessity of Covered Services furnished by Medical Group or its Specialist Physicians to Enrollees on an inpatient and outpatient basis. Such program will be established by IPA, in its sole and absolute discretion. This program shall include all elements covered in the IPA's Utilization Management Plan Manual, which may be amended from time to time by IPA at its sole and absolute discretion. In addition, any utilization management program required by the conditions or provisions of a Plan shall also be deemed to be applicable under the terms and conditions of this Section. Medical Group shall and shall cause each of its Specialist Physicians to comply with and, subject to Medical Group and its Specialist Physicians' rights of appeal, shall be bound by such utilization management program, and if requested, shall serve on the utilization management committee of such program, with reasonable compensation (as determined by IPA), in accordance with the procedures established by IPA and Plans. Failure to comply with the requirements of this Paragraph 11.1 may be deemed by IPA to be a material breach of this Agreement and may, at IPA's option, be grounds for immediate IPA termination of this Agreement. Medical Group agrees and shall cause each of its Specialist Physicians to agree that decisions of the IPA designated utilization management committee may be used to deny Medical Group payment hereunder for those Covered Services provided to an Enrollee which are determined not to be not Medically Necessary or for which Medical Group or its Specialist Physicians failed to receive a prior written consent to treat an Enrollee. All documents and information received or obtained by Medical Group or its Specialist Physicians pursuant to this Paragraph shall be held confidential by Medical Group and its Specialist Physicians during and after the term of this Agreement and shall not be disclosed to any person without the prior written consent of IPA or as otherwise required by applicable law.

11.2 Quality Management Procedure: A quality management program shall be established to review the medical appropriateness and quality of Covered Services furnished by Medical Group or its Specialist Physicians to Enrollees on an inpatient and outpatient basis. Such program will be established by IPA, in its sole and absolute discretion. This program shall include all elements covered in the IPA's Quality Management Plan Manual, which may be amended from time to time by IPA at its sole and absolute discretion. In addition, any quality management program required by the conditions or provisions of a Plan shall also be deemed to be applicable under the terms and conditions of this Paragraph. Medical Group shall and shall cause each of its Specialist Physicians to comply with and, subject to Medical Group and its Specialist Physicians' rights of appeal, shall be bound by such quality management program, and if requested, shall serve on the quality management committee of such program, with reasonable compensation (as determined by IPA), in accordance with the procedures established by IPA and Plans. Failure to comply with the requirements of this Paragraph 11.2 may be deemed by IPA to be a material breach of this Agreement and may, subsequent to a thirty (30) day cure period, at IPA's option, be grounds for immediate IPA termination of this Agreement. All documents and information received or obtained by Medical Group or its Specialist Physicians pursuant to this Paragraph shall be held confidential by Medical Group and its Specialist Physicians during and after the term of this Agreement and shall not be disclosed to any person without the prior written consent of IPA or otherwise required by applicable law.

                                   ARTICLE XII
                               GENERAL PROVISIONS

12.1 Notices: Any notices required or permitted to be given hereunder by either party to the other may be given by personal delivery in writing or by registered or certified mail, postage prepaid, with return receipt requested. Notices shall be addressed to the parties at the addresses appearing in the introductory paragraph on the first page of this Agreement, but each party may change such party's address by written notice given in accordance with this paragraph. Notices delivered personally will be deemed communicated as of actual receipt; mailed notices will be deemed communicated as of three days after mailing.

12.2 Entire Agreement of the Parties: This Agreement supersedes any and all agreements, either written or oral, between the parties hereto with respect to the subject matter contained herein and contains all of the covenants and agreements between the parties with respect to the rendering of Covered Services. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by either party, or anyone on behalf of either party which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. Except as otherwise provided herein, any effective modification must be in writing signed by the party to be charged.

12.3 Severability: If any provision of this Agreement is held by a court of competent jurisdiction or applicable state or federal law and their implementing regulations to be invalid, void or unenforceable, the remaining provisions will nevertheless continue in full force and effect.

12.4 Arbitration: Any controversy or claim arising out of or relating to this Agreement or the breach thereof will be settled by binding arbitration before a single neutral arbitrator with experience, if possible, in healthcare and contracts, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Either party may elect to conduct the proceedings on an expedited basis and shall have the right to conduct such discovery of evidence as may be allowed by the arbitrator. Such arbitration shall occur within the County of Fulton, State of Georgia, unless the parties mutually agree to have such proceeding in some other locale.

12.5 Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

12.6 Assignment: This Agreement shall be binding upon, and shall inure to the benefit of, the parties to it, and their respective heirs, legal representatives, successors and assigns. Notwithstanding the foregoing, Medical Group and its Specialist Physicians may not assign any of his or her rights or delegate any of Medical Group and its Specialist Physicians' duties hereunder without the prior written consent of the IPA. Notwithstanding the foregoing, IPA may assign any of its respective rights or delegate any of its respective duties hereunder without obtaining the prior written consent of Medical Group.

12.7 Independent Contractor: At all times relevant and pursuant to the terms and conditions of this Agreement, Medical Group and each of its Specialist Physicians is and shall be construed to be an independent contractor practicing Medical Group and its Specialist Physicians' profession and shall not be deemed to be construed to be an agent, servant or employee of IPA. This Agreement shall not be deemed to create a joint venture or partnership. Medical Group and each of its Specialist Physicians shall be liable for his or her own debts and liabilities associated with the practice of medicine and shall further be solely responsible for payment of any income tax, unemployment insurance, social security or other withholding or payroll taxes.

12.8 Confidentiality: The terms of this Agreement and in particular the provisions regarding compensation, are confidential and shall not be disclosed except as necessary to the performance of this Agreement or as required by law.

12.9 Waiver: The waiver of any provision, or of the breach of any provision, of this Agreement must be set forth specifically in writing and signed by the waiving party. Any such waiver shall not operate or be deemed to be a waiver of any prior or future breach of such provision or of any other provision.

12.10 Headings: The subject headings of the articles and paragraphs of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

12.11 Third Party Beneficiaries: Except where provided in favor of Enrollee, Plans, and/or certain governmental entities, there shall be no third party beneficiaries to this Agreement.

                  IN WITNESS HEREOF, the parties hereto have executed this Agreement on the day and year first above written.

AHI MEDICAL GROUP, ATLANTA - (IPA)           ENT Center of Atlanta, Inc.

By:                                          By:

   /s/ Richard Collado     10/6/97              /s/ Ramie A. Tritt       8/1/97
----------------------------------           ----------------------------------
Signature                     Date           Signature                     Date

       Richard Collado                              Ramie A. Tritt
----------------------------------           ----------------------------------
Printed Name                                 Printed Name

       Vice President
----------------------------------           ----------------------------------
Title                                        State License, Certificate or
                                             Authorization No.

                                                    58-2009302
                                             ----------------------------------
                                             Social Security Number or Federal
                                             Tax I.D. No.

The information below marked by * and [ ] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Commision.

                                  EXHIBIT "A"
                                  COMPENSATION

Medical Group agrees to accept the Capitated Services payment amounts listed below as compensation for all Covered Services customarily provided by a Physician practicing in the field of OTOLARYNGOLOGY including, without limitation, such services rendered in a Physician's office, ambulatory care facility, or on an inpatient basis performed at the applicable IPA's Participating Hospitals which are Covered Services and are rendered in a manner consistent with all provisions of this Agreement, IPA's UM/QI protocols, and the applicable Certificate, and at non-participating hospitals in the Service Area provided Participating Physician is notified of the need for a Participating Physician by IPA or its designee.

         Health Plan Type                   Capitated Services Payment
         ----------------                   --------------------------
         Commercial                         [*]  per member per month

         Medicare                           [*]  per member per month

         Medicaid                           N/A

HEALTH SERVICES COVERED UNDER CAPITATED ARRANGEMENT

1. PHYSICIAN'S SERVICES, INCLUDING INPATIENT AND OUTPATIENT HEALTH CARE SERVICES

2. LABORATORY AND RAYDIOLOGY SERVICES RENDERED IN PROVIDER'S FACILITY

3. AUDIOLOGY SERVICES RENDERED IN THE PROVIDER'S FACILITY OFFICE

4. ALL EMERGENCY AND URGENT SERVICES RENDERED BY PROVIDERS FOR MEMBERS COVERED BY PLAN

5. ALL APPROVED ENTRELATED CPT CODES EXCEPT THE CPT CODES LISTED IN #11 BELOW

HEALTH SERVICES WHICH ARE NOT COVERED UNDER THE CAPITATED ARRANGEMENT (compensated at [*] on a fee-for-service basis)

1. DURABLE MEDICAL EQUIPMENT ITEMS REFERRED TO THE APPLICABLE PARTICIPATING PROVIDER(S) SPECIFED BY PAYOR.

2. PHYSICAL AND/OR OCCUPATIONAL THERAPY SERVICE SUCH-SERVICE WILL BE REFERRED TO THE PARTICIPATING FACILITY SPECIFIED BY PAYOR.

3. HOSPITAL AND ALL (THERE FACILITY CHARGES FOR INPATIENT AND OUTPATIENT SERVICE (INCLUDING PHYSICIAN OWNED, LICENSED AMBULATORY SURGERY CENTER(S).

4. HEARING AIDS AND IMPLANTS OF HEARING DEVICES (INCLUDING CPT CODES-69710, 60711 AND 69730)

5. LABORATORY VASCULAR LABORATORY AND RADIOLOGY SERVICE REFERRED BY OTOLARYNGOLOGIST TO APPLICABLE PARTICIPATING PROVIDERS SPECIFIED BY PAYOR.

6. HOME HEALTH SERVICES AND HOSPICE CARE

7. PHARMACEUTICAL CHARGES DISPENSED BY APPLICABLE PARTICIPATING PROVIDERS SPECIFIED BY PAYER.

8.  CHRONIC PAIN MAMAGEMENT

9.  COSMETIC SERVICES

10. DENTAL PROCEDURES INCLUDING TMJ THERAPY, SPLINTS AND MUSCLE SPASM TREATMENTS

11. THE FOLLOWING CPT CODES:

15100  60220                  61600-01                        69710-11   69950
15770  60225                  61605-06-07-08-09-10-11-12-13   69720      69955
20926  60240                  61615-16                        69725      69960
21235  60245                  61618-19                        69740      69970
31360  60256                  62100                           69745      69979
31365  60260                  62120-21                        69801-02   92599 (VORTEQ)
31367  60270-71               62140                           69805-06   95920
31368  61518-19               63707                           69820      95925
31390  61520-21               69300                           69840      95933
31395  61526                  69310                           69905      95935
42425  61530                  69320                           69910      95937
42426  61580-81-82-83-84-85   69530                           69915
60252  61590-91-92            69335                           69930
60254  61595-96-97-98         69700                           69949
                                                                              8/1/97
                                                              ---------      --------
                                                              Initials         Date

                                   EXHIBIT "B"
                             CREDENTIALING CRITERIA

AS AN INDUCEMENT TO IPA TO ENTER INTO THIS AGREEMENT, EACH OF THE MEDICAL GROUP'S SPECIALIST PHYSICIANS REPRESENTS AND WARRANTS TO IPA THE FOLLOWING, AND COVENANTS AND AGREES AS FOLLOWS:

                       I. SPECIALIST PHYSICIAN CREDENTIALS

1.1 Specialist Physician holds as of the date of this Agreement and will hold throughout the term of this Agreement an unrestricted license or other authorization to practice in the state of Georgia. A copy of Specialist Physician current valid license shall be provided to IPA.

1.2 Specialist Physician is a member of the medical staff at the following Primary Hospital(s) or other hospital(s), having full and unrestricted clinical and admitting privileges in Specialist Physician specialty at such hospitals:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------

Specialist Physician shall maintain all such medical staff appointments and all clinical and admitting privileges granted in connection therewith unrestricted throughout the term of this Agreement.

1.3 Specialist Physician has and shall have and maintain throughout the term of this Agreement unrestricted prescribing privileges. A copy of Specialist Physician's current DEA certification and state drug registration shall be provided to IPA.

1.4 Specialist Physician has not and shall not (i) have any hospital appointment or privileges reduced, limited, suspended or terminated or been placed on probation by any hospital at which Professional has had a medical or professional staff appointment or privileges; (ii) been restricted from receiving payments from Medicare, Medicaid or any other third party reimbursement programs; (iii) been subject to disciplinary action by any state or local medical society, specialty society, state board of medical examiners or the Drug Enforcement Agency; or (iv) been subject to sanctions of any kind whatsoever by any person or entity for improper prescribing procedures or actions; PROVIDED, HOWEVER, that in the discretion of IPA, the foregoing shall not apply to suspensions related to a reasonable delay in completing medical records. Any such actions shall be reported by Specialist Physician to IPA.

1.5 Specialist Physician has not and shall not have been disciplined, suspended or terminated for cause from a preferred provider organization, health maintenance organization, or other managed care organization.

1.6      Specialist Physician has not been subject to indictment for any crime.

1.7 Specialist Physician shall report to IPA any physical or mental problems that may affect Specialist Physician ability to practice Specialist Physician profession. If Specialist Physician has such disabilities then Specialist Physician shall provide a statement from Specialist Physician's personal physician stating that the disabilities shall not interfere with Specialist Physician's ability to provide high quality medical care.

1.8 Specialist Physician shall furnish all information requested by IPA on its application form for credentialing and recredentialing for Participating provider status under this Agreement. Specialist Physician shall furnish complete information with respect to Specialist Physician's professional training and experience, including, without limitation, medical and professional education, internship and residency, Board Certification and eligibility, fellowships, teaching appointments, licensure, medical staff membership and clinical privileges at any facility, employment history, and references. IPA has the sole discretion with respect to the determination of the acceptability of such credentials. Specialist Physician shall execute the appropriate release directing any and all entities that have information with respect to the Credentialing Criteria to furnish such information to IPA upon request. Such entities include, without limitation, all Participating Hospitals, Primary Hospitals, other hospitals and health care facilities, medical societies, state examining boards, Medicare intermediaries and third party payors.

1.9               Specialist Physician shall provide the following information:

                  (a) Details of any liability actions brought against Specialist Physician arising out of or related to the delivery of patient care services, that have resulted in adverse judgments or in any financial settlements.

                  (b) Details of any pending liability action brought against Specialist Physician arising out of or related to the delivery of patient care services.

IPA has sole discretion in the determination of the impact of this information for purposes of compliance with the Credentialing Criteria.

1.10 As of the date of this Agreement, Specialist Physician is duly qualified to offer, and in fact offers and will continue to offer throughout the term of this Agreement, Specialist Care Services in the area of [Name of Specialty].

1.11 Specialist Physician shall be board certified by all appropriate boards applicable to the Specialist Care Services in the specialty identified above. (Professionals who have recently completed training and are board eligible may be considered for Participating Providers, pending board certification; PROVIDED, HOWEVER, if a Specialist Physician fails to become board certified within the time frame prescribed by the appropriate board, the Participating Provider status of such Specialist Physician shall be subject to termination).

                              II. BUSINESS CRITERIA

The Specialist Physician Credentials constitute the Credentialing Criteria for the professional qualifications of physician Providers. Specialist Physician qualifying under the Specialist Physician Credentials shall be evaluated by IPA to determine if such Specialist Physician fulfills the Business Criteria. The Business Criteria of IPA regard the evaluation of the Specialist Physician in the context of the business needs of IPA and its clients.

2.1 IPA may utilize available data sources to evaluate, where possible, the cost effectiveness of the patterns of practice of Medical Group. The evaluation factors may include, without limitation: frequency of service; intensity of service; average cost per DRG; average cost per encounter; and usage of ancillary services. A significant differentiation by Specialist Physician in any of the parameters subject to this evaluation may indicate a practice style and philosophy incompatible with the business objectives of IPA. IPA may determine, in its sole discretion, to decline to execute a Participating Physician agreement with any Specialist Physician based upon this or any other information.

2.2 IPA may also consider how the participation of Specialist Physician furthers the needs of IPA's clients and their Enrollees. Such an evaluation may include, without limitation: Specialist Physician specialty, if any; the need for a physician of such qualifications in a specific geographic area; the number of physicians necessary to service the population; the relationship of Specialist Physician to other Participating Providers; and unique skills such as foreign language proficiency. Qualification under the Business Criteria shall be in the sole discretion of IPA.

2.3 From time to time IPA may, in its sole discretion, to serve the needs of Plan and Enrollees, offer Participating Provider agreements to physicians or other providers deemed to be competent who may not fulfill each aspect of the Credentialing Criteria.

                                  III. GENERAL

3.1 IPA reserves the right to require independent verification of any and all of the Credentialing Criteria and to perform site visits to the location of Specialist Physician office.

3.2 From time to time, IPA may, in its sole discretion, to meet the needs of its clients and Enrollees,

         (a)      modify the Credentialing Criteria, and

         (b) offer participation in selected Plans to Participating Providers meeting criteria that, in the discretion of IPA, best meet the specific terms, conditions, and purposes of such Plans and the needs of its Enrollees.

3.3 Specialist Physician agrees that IPA may confirm Specialist Physician compliance with any of the Credentialing Criteria for the benefit of payors and for the purpose of showing Specialist Physician compliance with credentialing criteria applicable under any agreement with payors. Specialist Physician agrees to cooperate with IPA in demonstrating Specialist Physician compliance with Credentialing Criteria under such agreements.

                                   EXHIBIT "C"
                                IPA SERVICE AREAS

Below is listed the name of each IPA and its corresponding zip code service area:

AHI Medical Group, Atlanta - Northeast (Network 1) consists of the following zip codes:

                  30075                     30328
                  30076                     30338
                  30130                     30341
                  30131                     30342
                  30201                     30345
                  30202                     30346
                  30319                     30350
                  30326                     30360

AHI Medical Group, Atlanta - North (Network 2) consists of the following zip codes:

                  30060                     30101
                  30062                     30102
                  30064                     30114
                  30066                     30144
                  30067                     30183
                  30068                     30188
                  30080

AHI Medical Group, Atlanta - West (Network 3) consists of the following zip codes:

                  30001                     30134
                  30057                     30135
                  30059                     30141
                  30082                     30187
                  30132                     30336

AHI Medical Group, Atlanta - East Central (Network 4) consists of the following zip codes:

                  30002                     30083
                  30021                     30084
                  30030                     30088
                  30032                     30324
                  30033                     30329
                  30079

AHI Medical Group, Atlanta - East (Network 5) consists of the following zip codes:

                  30034                     30207                      30267
                  30035                     30208                      30278
                  30038                     30209                      30279
                  30058                     30211                      30340
                  30071                     30221                      30518
                  30087                     30243                      30620
                  30092                     30244                      30641
                  30093                     30245                      30655
                  30136                     30247                      30666
                  30174                     30249                      30680
                  30203                     30255

AHI Medical Group, Atlanta - Metro (Network 6) consists of the following zip codes:

                  30214                     30314
                  30303                     30315
                  30305                     30316
                  30306                     30317
                  30307                     30318
                  30308                     30327
                  30309                     30330
                  30310                     30331
                  30311                     30334
                  30312                     30339
                  30313

AHI Medical Group, Atlanta - South (Network 7) consists of the following zip codes:

                  30027                     30236                      30291
                  30049                     30248                      30296
                  30050                     30253                      30334
                  30205                     30260                      30337
                  30213                     30268                      30344
                  30216                     30273                      30349
                  30223                     30274                      30354
                  30228                     30276
                  30233                     30281
                  30234                     30290

AHI Medical Group, Atlanta - Southwest (Network 8) consists of the following zip codes:

                  30220
                  30259
                  30263
                  30265
                  30269
                  30277

                                  EXHIBIT "D"
                            PARTICIPATING PHYSICIANS

I.       Medical Group Participating Physicians:

ATLANTA EAR, NOSE AND THROAT
ASSOCIATES, P.C.:

Ramie A. Tritt, M.D.
                             Micheal F. Pratt, M.D.      ALLATOONA ENT & FACIAL PLASTIC
Harold W. Moss, M.D.                                     SURGERY:
                             Andrew J. Diamond, M.D.
Daniel M. Adams, M.D.                                    Thomas Muller, M.D.
                             William S. Smith, M.D.
Keith R. Jackson, M.D.                                   Elizabeth Von Biberstein, M.D.
                             Robert A. Gradlage, M.D.
Michael J. Pickford, M.D.
                             Nancy R. Griner, M.D.       JONES OTOLARYNGOLOGY GROUP,
Ann K. White, M.D.                                       P.C.:
                             Albert A. Clairmont, M.D.
Keith A. Kowal, M.D.                                     Herbert C. Jones, M.D.
                             David Cohen, M.D.
Sanjay A. Bhansali, M.D.                                 H. Chapman Jones, M.D.
                             Arthur J. Torsiglieri, M.D.
Terry L. Good, M.D.                                      Sandra Jones, M.D.
                             Donald Cote, M.D.
Andrew R. Golde, M.D.
                             Ronald Van Tuyl, M.D.       WILLIS P. CALLINS, M.D.
Deborah M. Burton, M.D.
                             EMORY CLINIC
Michael A. Avidano, M.D.
                             Danko Cerenko, M.D.
Burke P. Robinson, M.D.
                             John M. DelGaudio, M.D.
Norman J. Novelly, D.O.
                             Todd Kingdom, M.D.
Samuel A Mickelson, M.D.

II. Medical Group shall provide written notification to Plan ninety (90) days prior to adding any Participating Physician to Medical Group and shall notify Plan immediately upon termination of a Participating Physician from Medical Group.

                                                               ---------  ------
                                                               Initials   Date